Exhibit 99.1

55 Technology Way

West Greenwich, Rhode Island 02817 USA

Telephone: 401 392-1000

Fax: 401 392-1234

Website: WWW.GTECH.COM

For Immediate Release	Contact:	Robert K. Vincent Public Affairs GTECH Corporation 401-392-7452
June 7, 2006

GTECH SHAREHOLDERS APPROVE MERGER AGREEMENT WITH LOTTOMATICA

WEST GREENWICH, RI – (June 7, 2006) – GTECH Holdings Corporation (NYSE: GTK) announced that its shareholders have voted to approve the previously-announced merger agreement providing for the acquisition of GTECH by Lottomatica S.p.A., at a special meeting of shareholders held at GTECH’s corporate headquarters today. Subject to the satisfaction or waiver of the remaining conditions set forth in the merger agreement, the proposed merger is expected to be completed in mid-2006. If the proposed merger is completed, GTECH will become an indirect wholly-owned subsidiary of Lottomatica and each outstanding share of GTECH common stock will be converted into the right to receive $35.00 in cash, without interest.

“We are pleased with the outcome of today’s vote and appreciate the support of our shareholders,” said GTECH President and CEO W. Bruce Turner. “We believe that this transaction will position us well for continued growth in the global gaming markets. Upon completion of the transaction, we look forward to working with Lottomatica to continue to meet the needs of our worldwide customers.”

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Statements about the expected timing, completion, and effects of the proposed merger and all other statements in this document, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements. GTECH and Lottomatica may not be able to complete the proposed merger because of a number of factors, including the failure of Lottomatica to obtain financing, the failure to receive required assurances from certain significant lottery customers, Lottomatica maintaining a pro forma investment grade credit rating, or the failure to satisfy the other closing conditions. These factors, and other factors that may affect the business or financial results of GTECH, are described in GTECH’s filings with the Securities and Exchange Commission, including GTECH’s proxy statement dated May 8, 2006 and Items 1 and 7 of GTECH’s annual report on Form 10-K for the fiscal year ended February 25, 2006. GTECH does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date of this document.

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GTECH is a leading gaming technology and services company. With more than $1.3 billion in annual revenues and 5,300 people in over 50 countries, GTECH provides integrated technology, creative content, and business services to effectively manage and grow today’s evolving gaming markets. In targeted emerging economies, GTECH also leverages its operational presence and infrastructure to supply commercial transaction processing services. For more information about the Company, please visit GTECH’s website at http://www.gtech.com.

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